UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 10, 2011

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 10, 2011, CBL & Associates Properties, Inc. (the “Company”) announced a $1.09 billion joint venture with TIAA-CREF in which TIAA-CREF will invest in four of the Company’s market dominant shopping malls. TIAA-CREF will receive a 50% pari passu interest in each of Oak Park Mall in Kansas City, KS, West County Center in St. Louis, MO, and CoolSprings Galleria in Nashville, TN.  Upon closing of the joint venture transaction, these properties will no longer be consolidated and will be accounted for using the equity method of accounting.  TIAA-CREF will also receive a 12% noncontrolling interest in Pearland Town Center in Pearland, TX.  As part of the joint venture agreement, TIAA-CREF will assume approximately $268.0 million of property-specific debt.  Estimated net proceeds of approximately $210.0 million from the transaction will be used to reduce the Company’s outstanding debt.  The Company will continue to manage and lease the properties.  The transaction is expected to close by the third quarter of 2011.  The press release announcing this transaction is attached as Exhibit 99.1.

The Company is updating its guidance for funds from operations (“FFO”), a widely accepted supplemental measure of performance for real estate companies, for the year ending December 31, 2011 to give effect to the anticipated joint venture. Based on the pricing and terms of the joint venture, current assumptions and estimates, including the expected timing of the closing of the transaction, the Company estimates that its FFO will be between $2.07 and $2.12 per diluted, fully converted share of common stock for the year ending December 31, 2011. The full year guidance also assumes $4.5 million to $5.5 million of outparcel sales and same-center net operating income growth in the range of (0.5%) to 1.0%, excluding the impact of lease termination fees from both applicable periods.  A reconciliation of expected diluted earnings per share of common stock to expected FFO per diluted, fully converted share of common stock is as follows:

	Low	High
Expected diluted earnings per common share	$0.45	$0.50
Adjust to fully converted shares from common shares	(0.10)	(0.11)
Expected earnings per diluted, fully converted common share	0.35	0.39
Add: depreciation and amortization	1.62	1.62
Add: noncontrolling interest in income of operating partnership	0.10	0.11
Expected FFO per diluted, fully converted common share	$2.07	$2.12

Funds From Operations
FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Item 9.01	Financial Statements and Exhibits

Financial Statements of Businesses Acquired

Not applicable

Pro Forma Financial Information

Not applicable

Exhibits

Exhibit Number	Description
99.1	Press Release - TIAA-CREF And CBL Form $1.09 Billion Real Estate Joint Venture

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President – Finance

Date: May 11, 2011